Exhibit 5.1
July 24, 2007
PolyMedix, Inc.
170 N. Radnor-Chester Road
Suite 300
Radnor, Pennsylvania 19087

Re:	REGISTRATION STATEMENT ON FORM SB-2
(REGISTRATION NO. 333-142787)
Ladies and Gentlemen:
          We have acted as counsel to PolyMedix, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”) of a registered direct public offering (the “Offering”) of up to [NUMBER OF SHARES] shares (the “Shares”) of the Company’s Common Stock, $0.001 par value per share (the “Common Stock”) and warrants (the “Warrants”) to purchase up to [ ] shares of Common Stock (the “Warrant Shares”), to be offered by the Company up to $30,000,000. The Shares and the Warrants are being offered as units (“Units”) and upon closing of the Offering, the Units will separate and the Common Stock and the Warrants will be issued separately.
          In our capacity as counsel, you have requested that we render the opinion set forth in this letter and we are furnishing this opinion letter pursuant to Item 601(b)(5) of Regulation S-B promulgated by the U.S. Securities and Exchange Commission (“Commission”).
          We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Company’s Registration Statement on Form SB-2 originally filed by the Company under the Act with the Commission on May 9, 2007, Amendment No. 1 thereto filed with the Commission on May 25, 2007 and Amendment No. 2 thereto filed with the Commission on July 24, 2007 (collectively, the “Registration Statement”), (ii) the form of placement agency agreement, filed as Exhibit 10.20 to the Registration Statement (the “Placement Agency Agreement”), to be entered into by and among the Company and Needham and Company, LLC and WBB Securities, LLC, (collectively, the “Placement Agents”), (iii) the Company’s Amended and Restated Certificate of Incorporation, as amended to date, (iv) the Company’s Amended and Restated By-Laws, as amended to date, (v) certain resolutions of the Board of Directors and

PolyMedix, Inc.

July 24, 2007
stockholders of the Company relating to the Offering, and (vi) such other documents as we have deemed necessary or appropriate for purposes of rendering the opinion set forth herein.
          In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinion expressed herein that were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others. In addition, we have assumed the due execution and delivery of the Shares and the Warrant Shares in the manner described in the Placement Agency Agreement.
          The law covered by this opinion letter is limited to the laws of the State of Delaware and the federal laws of the United States of America.
          Based upon and subject to the foregoing, we are of the opinion that:
          A. with respect to the Shares and the Warrant Shares, when (i) the Board of Directors of the Company or the Pricing Committee duly appointed by the Board of Directors has taken all necessary corporate action to approve the issuance of the Units and the terms of the Offering and related matters, and (ii)(a) the Shares are issued and delivered against payment therefor in accordance with the terms of the Placement Agency Agreement or (b) upon the exercise of Warrants, upon payment of the consideration therefor provided for in the Warrants, the Shares and/or the Warrant Shares, as applicable, will be duly authorized, validly issued, fully paid and nonassessable; and
          B. with respect to the Warrants, when both: (i) the Board of Directors of the Company or the Pricing Committee duly appointed by the Board of Directors has taken all necessary corporate action to approve the issuance of and the terms of the Warrants and related matters, and (ii) the Warrants have been duly executed and delivered against payment therefor, and the Warrants have been duly executed and delivered by the Company, then the Warrants will be validly issued and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with its terms.
          We hereby consent to the use of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus filed as part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

PolyMedix, Inc.

July 24, 2007
          As counsel to the Company, we have furnished this opinion letter to you in connection with the filing of the Registration Statement. Except as otherwise set forth herein, this opinion letter may not be used, circulated, quoted or otherwise referred to for any purpose or relied upon by any other person without the express written permission of this firm.
Very truly yours,
PEPPER HAMILTON LLP